Exhibit 10.5

May 6, 2026

SENT VIA EMAIL (CRAIG.WEST@VERIZONWIRELESS.COM)

Verizon

One Verizon Way

Basking Ridge, NJ 07920

Attention: Craig West

Re: Verizon CMS Agreement1

Dear Craig,

Verizon and Commnet are parties to the CMS Agreement, pursuant to which Commnet would: (i) on behalf of Verizon, build, install, test, and maintain the Vendor Network (which is comprised of the Vendor RAN) at various Cell Sites; and (ii) provide to Verizon certain related Services. As used in this letter, initially capitalized terms used and not defined have the meaning set forth in CMS Agreements. This letter and the information contained herein are Confidential Information subject to the terms and conditions of the CMS Agreement.

The Parties agree that the provisions of Section 5.6(v) of the CMS Agreement shall hereby be amended to state that “Verizon shall not be obligated to accept any Cell Site that is not completed prior to September 1, 2026. Notwithstanding the foregoing, the parties may agree (including by email) to extend the date of acceptance of any Cell Site on a site by site basis. “

To indicate your agreement to the foregoing, please sign a copy of this letter agreement and return a copy to us. We look forward to working with you expeditiously to finalize the Build Out of the Vendor Network.

Sincerely,
Commnet Wireless, LLC

By:	/s/ Edward DeMent
Name:	Edward DeMent
Title:	General Manager, Carrier Services

AGREED AND ACCEPTED:

Cellco Partnership dba Verizon Wireless

By:	/s/ Craig West
Name:	Craig West
Title:	Director – Roaming Operations

[1]

“CMS Agreement” means the Master Agreement, dated as of May 10, 2023 (the “Master Agreement”), by and between Commnet Wireless, LLC (on behalf of itself and its Affiliates) (“Commnet”) and Cellco Partnership d/b/a Verizon Wireless and its successors and permitted assigns (on behalf of itself and its Affiliates) (“Verizon” or “you”), as amended by Amendment No. 1, dated as of May 10, 2023 as the same may be amended, modified, and supplemented from time to time.